Company Contact:
Randy Stratton, Chairman & CEO
Cold Spring Capital Inc.
Phone: (413) 458-9045 x 100

Joseph Weingarten, President
Cold Spring Capital Inc.
Phone: (203) 972-0888

FOR IMMEDIATE RELEASE

COLD SPRING CAPITAL INC. ANNOUNCES STOCKHOLDER
APPROVAL OF PROPOSED DISSOLUTION AND LIQUIDATION

NEW CANAAN, CT - May 4, 2007 - Cold Spring Capital Inc. (AMEX: CDS) announced today that its stockholders voted to approve the dissolution of Cold Spring and its proposed plan of liquidation, as presented in the Cold Spring proxy statement dated April 9, 2007, at the special meeting of the stockholders held on May 4, 2007.

This approval was a necessary condition to Cold Spring’s distributing its net assets to holders of common shares issued in its initial public offering. The distribution is now in progress.

Cold Spring is a special purpose acquisition company established in May 2005 for the purpose of acquiring one or more operating businesses, portfolios of financial assets or real estate assets. Approximately $109.8 million of the proceeds of Cold Spring’s initial public offering were placed into a trust account maintained by an independent trustee.

At Cold Spring’s special meeting held today, a total of 18,232,463 shares of common stock (73% of those outstanding) were represented. The dissolution and liquidation was approved by the affirmative vote of 18,228,863 shares, representing 73% of the outstanding shares.

Cold Spring’s Board of Directors has adopted the proposed plan of liquidation and Cold Spring is in the process of filing a certificate of dissolution with the Delaware Secretary of State for the purpose of effecting its dissolution.

Cold Spring expects to begin making, in the second week of May, a first and final liquidating distribution of approximately $5.74 per share issued in its initial public offering. As previously announced, Cold Spring set today, May 4, 2007, as the record date for determining the shareholders entitled to receive liquidating distributions. As of the close of business today, the share transfer books of Cold Spring will be closed, and trading of Cold Spring’s shares on the American Stock Exchange will be suspended. No payments will be made in respect of Cold Spring’s outstanding warrants or to any of Cold Spring’s initial stockholders with respect to the shares owned by them prior to the initial public offering.

Cold Spring will also begin the process of delisting its securities from the American Stock Exchange and deregistering from the Securities Exchange Commission. As a result, Cold Spring will no longer be a public reporting company.

This news release contains forward-looking statements that involve risks and uncertainties. Forward-looking statements in this press release and those made from time to time by Cold Spring through its senior management are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements reflect Cold Spring’s current views with respect to the future events or financial performance discussed in this release, based on management’s beliefs and assumptions and information currently available. When used, the words “believe,” “anticipate,” “estimate,” “project,” “should,” “expect,” “plan,” “assume,” “intend” and similar expressions that do not relate solely to historical matters identify forward-looking statements. Forward-looking statements concerning future plans or results are necessarily only estimates and actual results could differ materially from expectations. Certain factors that could cause or contribute to such differences include, among other things, the timing of the liquidation distribution may not be as expected, and other risks described in Cold Spring’s Proxy Statement mailed to stockholders on April 9, 2007. The forward-looking statements speak only as of the date of this news release, and Cold Spring expressly disclaims any obligation to update any forward-looking statements.